FOR IMMEDIATE RELEASE	NEWS RELEASE

Date Submitted: October 27, 2009 NASDAQ Symbol: FBMI	Contact: Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

FIRSTBANK CORPORATION ANNOUNCESTHIRD QUARTER AND YEAR-TO-DATE 2009 RESULTS

Highlights Include:

•	Net income of $1,217,000, and net income available to common shareholders of $804,000, in third quarter 2009 compared to $737,000 for both measures in third quarter 2008
•	Earnings per share equaled $0.10 for the third quarter of 2009, the same as $0.10 in the third quarter of 2008
•	Year to date net income of $2,792,000, and 2009 YTD net income available to common shareholders of $1,691,000, compared to $3,179,000 in 2008 for both measures
•	Net interest margin improved to 3.95% in the third quarter of 2009, up from 3.77% in the second quarter of 2009, and 3.82% in third quarter 2008
•	Ratio of the allowance for loan losses to loans increased to 1.49% at September 30, 2009, compared to 1.26% at December 31, 2008, and 1.11% at September 30, 2008
•	Balance sheet and loan growth remain muted by economic conditions and loan sales into the secondary market
•	Equity ratio remains strong and all affiliate banks continue to meet regulatory well-capitalized requirements

Alma, Michigan (FBMI) — Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced earnings per share of $0.10 for the third quarter of 2009, the same as the $0.10 earned in the third quarter of 2008. Net income available to common shareholders was $804,000 compared to $737,000 in the year-ago third quarter, and net income increased to $1,217,000 compared to $737,000. Net income was $2,792,000 for the first nine months of 2009, compared to $3,179,000 for the first nine months of 2008. Returns on average assets and average equity for the third quarter of 2009 were 0.33% and 3.2%, respectively, increasing from 0.21% and 2.5% respectively in the year-ago third quarter. All per share amounts are fully diluted.

Earnings continued to be impacted by elevated provisions for loan loss, and expense for FDIC insurance, greatly exceeding year-ago levels. The provision expense in the third quarter of 2009 was $2,821,000, down from the $5,276,000 expensed in the second quarter of 2009, but more than double the $1,082,000 expensed in the third quarter of 2008. For the first nine months of 2009, provision expense was $9,685,000, up from the $5,309,000 provided in the first nine months of 2008, exceeding net charge-offs of $7,486,000. Firstbank’s experience with loan charge-offs continues to be favorable compared to results in Michigan and other areas of the country.

Expense for FDIC deposit insurance was $448,000 in the third quarter of 2009, 170% over the $166,000 amount in the third quarter of 2008. Year-to-date in 2009, FDIC deposit insurance expense was $1,974,000, over five times the year-ago level of $382,000. The FDIC assessed a special charge in the second quarter to all banks to help with the costs of resolving bank failures across the country. The total amount of the special assessment to Firstbank was $642,000. There is currently a proposal for the FDIC to require all banks to pre-pay three years of FDIC premiums on December 31, 2009. For Firstbank this prepayment amount would be nearly $7 million and would be expensed over the next three years.

Firstbank improved its net interest margin to 3.95% in the third quarter of 2009 from 3.77% in the second quarter of 2009, and the 3.82% in the third quarter of 2008. Strategies aimed at incorporating floors on variable rate loans and re-pricing deposits upon renewal at currently competitive rates, resulted in the improvement in margin. Firstbank’s banks have also been able to reduce their reliance on Federal Home Loan Bank advances and brokered deposits as core deposits have increased. This improvement in margin helped net interest income in the first nine months of 2009 increase 3.4% compared to the first nine months of 2008.

Gain on sale of mortgage loans was $1,104,000 in the third quarter of 2009, declining 65% from the $3,109,000 in the second quarter of 2009 but representing an increase of nearly 250% over the level in the third quarter of 2008.

Promotional costs associated with mortgage production tailed off in the third quarter consistent with the decline in volume. Year over year, promotional costs related to mortgage production are up $377,000. Notwithstanding the increased expense, the higher level of mortgage production has been beneficial to earnings as the gain on sale of mortgages has increased over $4.5 million year to date. Other non-interest expenses continue to be impacted by the difficult credit cycle. Costs related to the maintenance and disposal of other real estate owned amounted to over $1,264,000 during the first nine months of 2009, an increase of $770,000 from the first nine months of 2008. Legal fees largely resulting from increased collection efforts and management of troubled credit situations were $553,000 in the first nine months of 2009, an increase of over $270,000 from the first nine months of 2008.

Expense control efforts in the more manageable categories were successful. Comparing the first nine months of 2009 with the first nine months of 2008, salaries and employee benefits expense increased only 0.7% and occupancy and equipment expense declined 8.7%. The category of other noninterest expense showed an increase from $8,508,000 in the first nine months of 2008 to $10,117,000 in the first nine months of 2009, but over 88% of the increase was related to legal and other costs of managing problem loans and costs associated with the very profitable surge in the mortgage business, leaving the remaining costs in the category of other noninterest expense to increase 2.5%.

Total assets of Firstbank Corporation at September 30, 2009, were $1.430 billion, an increase of 1.6% over the year-ago period. Total portfolio loans of $1.125 billion were 2.6% below the year-ago level. Commercial and commercial real estate loans increased 6.2% over this twelve month period, but residential mortgage, real estate construction, and consumer loans decreased. Although mortgage refinance activity has been very strong in Firstbank’s markets, this type of lending activity results in loans being financed in the secondary market rather than on the balance sheet of the company. While Firstbank has ample capital and funding resources to increase loans on its balance sheet, demand for funding new ventures by quality borrowers remains weak due to uncertainty about the economy. Total deposits as of September 30, 2009, were $1.073 billion, compared to $1.028 billion at September 30, 2008, an increase of 4.4%.

Mr. Sullivan stated, “Our lenders continue to do an excellent job of working with borrowers who are financially stressed by the current economic conditions, to both protect the interests of the bank and our shareholders as well as structure credits in the best possible way to accommodate expected cash flows. While we have very little exposure to auto manufacturers and suppliers directly, we know that their problems will ripple through the economy. Considering all of the credit related costs, we were pleased to make a positive net income in the quarter amounting to a return on assets of 0.33%.

“Due to the low level of stock prices for the industry and the implications for the valuation of the assets of financial companies, and according to accounting guidance, we commissioned a third-party-expert valuation of goodwill on our balance sheet during the third quarter, to test for impairment. We were pleased to find that the proper application of accounting rules and principles indicates that the amount of goodwill on our books is not considered impaired and requires no charge to earnings. As a result, we continue to show a book value per share ($15.11 at September 30, 2009) which is substantially above tangible book value per share ($10.09).

“We are very disappointed in the low level of stock prices in the industry –substantially below book values – as are all of our shareholders; however, with the good people employed by our company doing the right things for both our customers and our shareholders and the continuing strong financial condition of our company and our banks, we believe we are well positioned to emerge from the recession in a strong competitive position and with excellent opportunity for earnings growth when the time arrives.”

At September 30, 2009, the ratio of the allowance for loan losses to loans increased to 1.49%, compared to 1.48% at June 30, 2009, 1.26% at December 31, 2008, and 1.11% at September 30, 2008. The ratio of allowance for loan loss to non-performing loans stood at 56% on September 30, 2009, compared to 59% at December 31, 2008.

Net charge-offs were $2,696,000 in the third quarter of 2009 after having risen to $2,736,000 in the second quarter and $2,054,000 in the first quarter. For the nine months of 2009, net charge-offs were $7,486,000, representing 0.88% of average loans on an annualized basis. This level of charge-offs continues to compare favorably in the industry. The ratio of non-performing loans (including loans past due over 90 days) to loans was 2.69% at September 30, 2009, compared to 2.14% as of December 31, 2008, and 1.81% at September 30, 2008.

Total equity increased 0.8% during the third quarter of 2009 and was 29.7% above the level at December 31, 2008, reflecting the improvement obtained by the issuance of $33 million preferred stock at the end of January. The ratio of average equity to average assets was 10.3% in the third quarter of 2009, approximately two full percentage points over the year-ago level. All of Firstbank Corporation’s affiliate banks met the regulatory well-capitalized requirements prior to the issuance of preferred stock in January and continue to meet these requirements.

Firstbank Corporation, headquartered in Alma, Michigan, is a financial services company using a multi-bank-charter format with assets of $1.4 billion and 51 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – St. Johns; Keystone Community Bank; and Firstbank – West Michigan.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, changes in interest rates, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three Months Ended:			Nine Months Ended:

	Sep 30 2009	Jun 30 2009	Sep 30 2008	Sep 30 2009	Sep 30 2008

Interest income:
Interest and fees on loans	$17,748	$17,504	$19,136	$52,876	$57,922
Investment securities
Taxable	651	648	918	$2,045	2,902
Exempt from federal income tax	320	321	357	$973	1,059
Short term investments	44	23	91	97	268

Total interest income	18,763	18,496	20,502	55,991	62,151

Interest expense:
Deposits	4,454	4,819	6,164	14,441	19,684
Notes payable and other borrowing	1,713	1,821	2,443	5,497	7,591

Total interest expense	6,167	6,640	8,607	19,938	27,275

Net interest income	12,596	11,856	11,895	36,053	34,876
Provision for loan losses	2,821	5,276	1,028	9,685	5,309

Net interest income after provision for loan losses	9,775	6,580	10,867	26,368	29,567

Noninterest income:
Gain on sale of mortgage loans	1,104	3,109	317	6,586	2,024
Service charges on deposit accounts	1,140	1,122	1,218	3,345	3,642
Gain (loss) on trading account securities	(57)	16	(200)	(170)	(373)
Gain (loss) on sale of AFS securities	(2)	357	(1,674)	298	(1,612)
Mortgage servicing	25	(191)	180	(518)	188
Other	765	715	690	1,759	1,942

Total noninterest income	2,975	5,128	531	11,300	5,811

Noninterest expense:
Salaries and employee benefits	5,641	5,551	5,342	16,822	16,712
Occupancy and equipment	1,510	1,529	1,728	4,766	5,217
Amortization of intangibles	228	245	264	718	826
FDIC insurance premium	448	1,155	166	1,974	382
Other	3,403	3,460	3,116	10,117	8,508

Total noninterest expense	11,230	11,940	10,616	34,397	31,645

Income before federal income taxes	1,520	(232)	782	3,271	3,733
Federal income taxes	303	(294)	45	479	554

Net Income	1,217	62	737	2,792	3,179
Preferred Stock Dividends	413	413	0	1,101	0

Net Income available to Common Shareholders	$804	$(351)	$737	$1,691	$3,179

Fully Tax Equivalent Net Interest Income	$12,814	$12,071	$12,160	$36,714	$35,702

Per Share Data:
Basic Earnings	$0.10	$(0.04)	$0.10	$0.22	$0.43
Diluted Earnings	$0.10	$(0.04)	$0.10	$0.22	$0.43
Dividends Paid	$0.100	$0.100	$0.225	$0.30	$0.675

Performance Ratios:
Return on Average Assets (a)	0.33%	0.03%	0.21%	0.27%	0.32%
Return on Average Equity (a)	3.2%	0.3%	2.5%	2.7%	3.7%
Net Interest Margin (FTE) (a)	3.95%	3.77%	3.82%	3.79%	3.79%
Book Value Per Share (b)	$15.11	$15.02	$15.61	$15.11	$15.61
Average Equity/Average Assets	10.3%	10.5%	8.4%	10.1%	8.5%
Net Charge-offs	$2,696	$2,736	$590	$7,486	$4,020
Net Charge-offs as a % of Average Loans (c)(a)	0.96%	0.96%	0.20%	0.88%	0.47%

(a) Annualized
(b) Period End
(c) Total loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Sep 30 2009	Jun 30 2009	Dec 31 2008	Sep 30 2008

ASSETS

Cash and cash equivalents:
Cash and due from banks	$25,077	$39,653	$33,050	$35,589
Short term investments	34,747	52,497	30,662	3,873

Total cash and cash equivalents	59,824	92,150	63,712	39,462

Securities available for sale	148,628	108,091	113,095	119,756
Federal Home Loan Bank stock	9,084	9,084	9,084	8,760
Loans:
Loans held for sale	2,627	2,676	1,408	757
Portfolio loans:
Commercial	188,306	183,287	184,455	206,274
Commercial real estate	393,555	395,227	391,572	341,550
Residential mortgage	385,530	390,318	403,695	398,963
Real estate construction	85,383	88,668	103,206	130,405
Consumer	71,943	72,482	75,296	77,018

Total portfolio loans	1,124,717	1,129,982	1,158,224	1,154,210
Less allowance for loan losses	(16,793)	(16,668)	(14,594)	(12,767)

Net portfolio loans	1,107,924	1,113,314	1,143,630	1,141,443

Premises and equipment, net	25,704	25,616	26,941	27,565
Goodwill	35,513	35,513	35,603	35,603
Other intangibles	3,157	3,384	3,881	4,126
Other assets	37,349	36,302	27,986	29,581

TOTAL ASSETS	$1,429,810	$1,426,130	$1,425,340	$1,407,053

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$150,878	$165,574	$149,179	$148,762

Demand	247,631	226,078	223,526	216,894
Savings	165,784	162,879	154,015	157,681
Time	481,360	480,954	489,081	463,193
Wholesale CD's	28,028	20,700	31,113	41,512

Total deposits	1,073,681	1,056,185	1,046,914	1,028,042

Securities sold under agreements to
repurchase and overnight borrowings	44,914	44,163	52,917	55,877
FHLB Advances and notes payable	112,303	127,814	162,274	153,865
Subordinated Debt	36,084	36,084	36,084	36,084
Accrued interest and other liabilities	13,672	13,953	12,168	15,669

Total liabilities	1,280,654	1,278,199	1,310,357	1,289,537

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, 33,000 outstanding	32,707	32,707	0	0
Common stock; 20,000,000 shares authorized	114,525	114,253	113,411	112,970
Retained earnings	87	50	686	4,842
Accumulated other comprehensive income/(loss)	1,837	921	886	(296)

Total shareholders' equity	149,156	147,931	114,983	117,516

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,429,810	$1,426,130	$1,425,340	$1,407,053

Common stock shares issued and outstanding	7,704,796	7,669,227	7,580,620	7,530,235
Principal Balance of Loans Serviced for Others ($mil)	$589.3	$575.1	$513.1	$514.5

Asset Quality Ratios:
Non-Performing Loans / Loans (a)	2.69%	2.34%	2.14%	1.81%
Non-Perf. Loans + OREO / Loans (a) + OREO	3.59%	3.14%	2.60%	2.24%
Non-Performing Assets / Total Assets	2.85%	2.51%	2.12%	1.84%
Allowance for Loan Loss as a % of Loans (a)	1.49%	1.48%	1.26%	1.11%
Allowance / Non-Performing Loans	56%	63%	59%	61%

Quarterly Average Balances:
Total Portfolio Loans (a)	$1,123,737	$1,137,106	$1,153,716	$1,156,041
Total Earning Assets	1,294,116	1,283,676	1,278,675	1,273,716
Total Shareholders' Equity	147,468	148,247	118,064	118,437
Total Assets	1,429,150	1,417,842	1,409,644	1,408,393
Diluted Shares Outstanding	7,677,619	7,643,929	7,540,644	7,498,223

(a) Total Loans less loans held for sale